Exhibit 10.1

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT
THIS AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT (the “Amendment”) is made as of September 9, 2025, by and between Werewolf Therapeutics, Inc. (the “Company”), and Chulani Karunatilake (the “Executive”) (together, the “Parties”).
RECITALS
WHEREAS, the Company and the Executive are party to that certain Employment Agreement, dated April 30, 2021 (the “Employment Agreement”), pursuant to which the Executive is employed as the Company’s Chief Technology Officer; and
WHEREAS, the Parties agree to amend the Employment Agreement as set forth below.
NOW, THEREFORE, the Parties hereto agree that Section 8(b) of the Employment Agreement is hereby amended and rested in its entirety as follows:
“Non-Change in Control Termination by the Company Without Cause or by the Executive With Good Reason. If the Executive’s employment is terminated by the Company without Cause or by the Executive with Good Reason prior to a Change in Control (as defined below) or more than twelve months following a Change in Control, the Executive shall be eligible to receive, in addition to the Accrued Obligations and subject to Exhibit A and the conditions of Section 8(d) below, the following:
(i) the Company shall continue to pay to the Executive, in accordance with the Company’s regularly established payroll procedures, the Executive’s Base Salary rate for a period of nine (9) months, and
(ii) provided the Executive is eligible for and timely elects to continue receiving group medical insurance pursuant to the “COBRA” law, the Company shall continue to pay, for up to nine (9) months following the Executive’s termination date, the share of the premium for such coverage that it pays for active and similarly-situated employees who receive the same type of coverage (single, family, or other), unless the Company’s provision of such COBRA payments would violate the nondiscrimination requirements of applicable law, in which case this benefit will not apply and (iii) the Company shall provide that the vesting of Executive’s then-unvested equity awards that vest based solely on the passage of time shall be accelerated with respect to six additional months of vesting (for the avoidance of doubt, the vesting on such awards shall pause and no vesting shall occur until the Release (as defined below) becomes effective and the accelerated portion of the award, if an option, may not be exercised until the effectiveness of the Release) (collectively, the “Non-CIC Severance Benefits”).”
In all other respects, the Employment Agreement will remain in full force and effect without modification.

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IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the day and year set forth above.

WEREWOLF THERAPEUTICS, INC.

By: /s/ Daniel J. Hicklin
Daniel J. Hicklin
Chief Executive Officer

EXECUTIVE:

/s/ Chulani Karunatilake
Chulani Karunatilake